Exhibit 99.1

SS Innovations Appoints Sarah M. Romano as Chief Financial Officer

Veteran medtech finance executive brings extensive public company and capital markets experience to support the Company’s next phase of global growth

Fort Lauderdale, FL – July 14, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the appointment of Sarah M. Romano as Chief Financial Officer, effective August 3, 2026. Ms. Romano will be based in the United States.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We are thrilled to welcome Sarah as our Chief Financial Officer at this critical moment in our growth journey. As we continue our global expansion, including pursuing U.S. FDA approval of our advanced, cost-effective SSi Mantra surgical robotic system, Sarah brings strong financial leadership, keen strategic vision, and extensive capital markets experience. She will play an integral role in scaling and enhancing our financial operations to accommodate our anticipated growth.”

Ms. Romano added, “I am delighted for this opportunity to collaborate closely with Dr. Sudhir and the leadership team as SS Innovations delivers on its mission to democratize global access to cutting-edge surgical robotic care.”

Ms. Romano is a seasoned public company finance executive, bringing more than two decades of experience leading capital strategy, corporate growth, and financial operations in the medical technology and life sciences industries. Most recently, Ms. Romano served as Chief Financial Officer of Vicarious Surgical, a robotic surgery company where she led financial and operational initiatives to significantly reduce cash burn, strengthen the balance sheet, and support the company’s strategic objectives. Previously, she served as Chief Financial Officer of Entero Therapeutics and Kiora Pharmaceuticals, where she led capital raising activities, strategic transactions, SEC reporting, and investor relations programs. Throughout her career, Ms. Romano has raised more than $100 million through public and private financings and has extensive experience supporting emerging growth public companies, including robotic surgery and medical technology organizations, through periods of transformation, growth, and strategic change.

Ms. Romano began her career as an auditor at PricewaterhouseCoopers and is a licensed Certified Public Accountant (CPA) in Massachusetts. She earned a Bachelor of Arts in Accounting from the College of the Holy Cross and Master of Accountancy in Accounting from Boston College.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra is a user-friendly, modular, multi-arm system with advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient-related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. The optional SSi MantrAsana tele-surgeon console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that provides equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5mm instruments for the pediatric population and ENT surgeries. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 170 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com